                                                                   EXHIBIT 99(g)

                      JOHN HANCOCK INCOME SECURITIES TRUST

                         INVESTMENT MANAGEMENT CONTRACT

                             AS AMENDED AND RESTATED
                                 AUGUST 22, 2003

                      JOHN HANCOCK INCOME SECURITIES TRUST

                           Boston, Massachusetts 02199

                                 August 22, 2003

John Hancock Advisers, LLC
101 Huntington Avenue
Boston, Massachusetts 02199

                         INVESTMENT MANAGEMENT CONTRACT

Dear Sirs:

         John Hancock Income Securities Trust (the "Trust") has been organized as a business trust under the laws of Massachusetts to engage in the business of investing in securities. Its Trustees have selected you to provide investment advice and management for the Trust and to provide certain other services, as more fully set forth below, and you are willing to provide such advice, management and services under the terms and conditions hereinafter set forth. Accordingly, the Trust agrees with you as follows:

         1. Delivery of Trust Documents. The Trust has furnished you with copies, properly certified or authenticated, of each of the following:

                  (a)      "Declaration of Trust" of the Trust.

                  (b) "By-Laws of the Trust" as in effect on the date hereof.

                  (c) "Resolutions of the Trustees" of the Trust selecting you as investment adviser and manager and approving the form of this Contract.

The Trust will furnish you from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

         2. Investment Services. You will use your best efforts to present to the Trust a continuing and suitable investment program consistent with the investment policies and objective of the Trust. In the performance of your duties hereunder, subject always to the provisions contained in the documents delivered to you pursuant to Section 1, as each of the same may from time to time be amended or supplemented, you will, at your own expense:

                  (a) furnish the Trust with advice and recommendations, consistent with the investment policies of the Trust with respect to the purchase, holding and disposition of portfolio securities;

                  (b) advise the Trust in connection with policy decisions to be made by its Trustees or any committee thereof and, as requested, furnish the Trust with research, economic and statistical data in connection with the Trust's investments and investment policies;

                  (c) provide administration of the day-to-day investment operations of the Trust;

                  (d) submit reports relating to the valuation of the Trust's securities as its Trustees may reasonably request;

                  (e) assist the Trust in any negotiations relating to the Trust's investments with issuers, investment banking firms, securities brokers or dealers and other institutions or investors;

                  (f) provide office space and office equipment, the use of accounting equipment when required, and necessary executive, clerical and secretarial personnel for the performance of the foregoing services;

                  (g) from time to time or any time requested by the Trust's Trustees, make reports to the Trust of your performance of the foregoing services and furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust; and

                  (h) maintain and preserve the records required by the Investment Company Act of 1940 to be maintained and preserved by the Trust. You agree that such records are the property of the Trust and will be surrendered to the Trust promptly upon request therefore.

         3.       Expenses of the Adviser. You will pay:

                  (a) the expenses of organizing the Trust, of registering it under the Investment Company Act of 1940 and registering its shares under the Securities Act of 1933 for initial public offering and sale, other than the costs of preparing stock certificates and the fees of custodians, transfer agents and registrars;

                  (b) the compensation and expenses of all officers and employees of the Trust;

                  (c) the expenses of office rent, telephone, utilities, office furniture, equipment and other office expenses of the Trust;

                  (d) the expense of periodic calculations of the net asset value of the Trust's shares;

                  (e) any other expenses incurred by you in connection with the performance of your duties hereunder; and

                  (f)      insurance as required by the Trust's Trustees.

         4. Expenses of the Trust. You will not be required to pay any expenses of the Trust not expressly assumed by you. In particular, and without limiting the generality of the foregoing, you will not be required to pay:

                  (a) the compensation and expenses of Trustees who are not interested persons (as used in this Contract, such term shall have the meaning specified in the Investment Company Act of 1940, as amended) of you, and of independent advisers, independent contractors, consultants, managers and other agents employed by the Trust other than through you;

                  (b) legal, accounting, financial management, tax and auditing fees and expenses of the Trust (including an allocable portion of the cost of its employees rendering such services to the Trust);

                  (c) the fees or disbursements of custodians and depositories of the Trust's assets, transfer agents, disbursing agents, and registrars;

                  (d)      taxes or governmental fees;

                  (e) the cost of preparing and mailing dividends, distributions, reports, notices and proxy materials to stockholders; and

                  (f)      brokers' commissions or underwriting fees.

         5. Compensation of the Adviser. For all services to be rendered and payments to be made by you as provided in paragraphs 2 and 3 hereof, the Trust will pay you quarterly, an investment management fee approximately equivalent on an annual basis to a stated percentage of the average weekly managed assets of the Trust as set forth below:

    Net Asset Value          Annual Rate
------------------------     -----------
First $150,000,000             0.650%
Next $50,000,000               0.375%
Next $100,000,000              0.350%
Amount Over $300,000,000       0.300%

         "Managed assets" means the total assets of the Trust (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than liabilities representing financial leverage). The liquidation preference of any preferred shares is not a liability. The "average weekly managed assets" of the Trust shall be determined on the basis set forth in the Trust's prospectus or otherwise consistent with the 1940 Act and the rules and regulations promulgated thereunder, provided that a majority of the Trustees of the Trust, including a majority of the Trustees of the Trust who are not interested persons of you or of the Trust (otherwise than as Trustees) shall have approved the valuations of the Trust's assets on which such fee is based.

         6. Other Activities of Adviser and Its Affiliates. Nothing herein contained shall prevent you or any affiliate or associate of yours from engaging in any other business or from acting as investment adviser or investment manager for any other person or entity, whether or not having investment policies or portfolios similar to the Trust's and it is specifically understood that officers, directors and employees of yours and those of your parent company, John Hancock Mutual Insurance Company, may continue to engage in portfolio management and advice on behalf of other investment companies, whether or not registered, and of the said Insurance Company itself.

         7. Avoidance of Inconsistent Position. In connection with purchases or sales of portfolio securities for the account of the Trust neither you nor any of your directors, officers or employees will act as principal or agent or receive any commission. If any occasion should arise in which you advise persons concerning the shares of the Trust you will act solely on your own behalf and not in any way on behalf of the Trust.

         8. No Partnership or Joint Venture. The Trust and you are not partners or joint venturers with each other and nothing herein shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

         9. Name of Trust. The Trust may use the name "John Hancock" or may name derived from or similar to the name "John Hancock Advisers, Inc." or "John Hancock Mutual Life Insurance Company" only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect. At such time as such an agreement shall no longer be in effect, the Trust will (to the extent that it lawfully can) cease to use such a name or any other name indicating that it is advised by or otherwise connected with you.

         10. Limitation of Liability of Adviser. You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Contract relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Contract. Any person, even though also employed by you, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his employment by the Trust to be acting in such employment solely for the Trust and not as your employee or agent.

         11. Duration and Termination of this Contract. This Contract shall remain in force but only so long as such continuance is specifically approved at least annually by (a) a majority of the Trustees who are not interested persons of you or (other than as Trustees) of the Trust cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trustees of the Trust or (ii) a majority of the outstanding voting securities of the Trust. This Contract may, on 60 days' written notice, be terminated at any time without the payment of any penalty, by the Trustees of the Trust; by vote of a majority of the outstanding voting securities of the Trust; or by you. This Contract shall automatically terminate in the event of its assignment. In interpreting the provisions of this Paragraph 11, the definitions contained in
Section 2(a) of the Investment Company Act of 1940, as amended (particularly the definitions of "assignment" and "voting security"), shall be applied.

         12. Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by
(a) a majority of the Trustees who are not interested persons of you or (other than as Trustees) of the Trust cast in person at a meeting called for the purpose of voting on such approval, and (b) either (i) the Trustees of the Trust or (ii) a majority of the outstanding voting securities of the Trust as defined in the Investment Company Act of 1940, as amended.

         13. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Contract may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract.

                                     Yours very truly,

                                     JOHN HANCOCK INCOME SECURITIES TRUST

                                     By_________________________________________
                                         Chairman of the Board and President

The foregoing Agreement is hereby
accepted as of the date thereof.

JOHN HANCOCK ADVISERS, INC.


By__________________________________________
   Vice Chairman of the Board and President

         The name John Hancock Income Securities Trust is the designation of the Trustees under the Declaration of Trust, dated October 5, 1984, as amended from time to time. The obligations of the Trust are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust but only the Trust's property shall be bound.